CLASS "C" WARRANT


     THIS WARRANT CERTIFIES THAT CSP INC. ("CSPI"), 40 Linnell Circle, Billerica, MA 01821, a Massachusetts corporation, is entitled to purchase from VERTICALBUYER, INC., a Delaware corporation, ("VerticalBuyer"), at the price and during the period as hereinafter specified, up to one (1,000,000) million shares (the "Shares") of VerticalBuyer common stock, $.001 par value per share. References to "CSPI" in this apply to CSPI and, as appropriate, to any transferee, if any, of the Warrant.

1.       EXERCISE

     (a)  Price  and  Period.  The  rights  represented  by  this  warrant  (the
          "Warrant") shall be exercisable for a period of two (2) years (the "Exercise Period") beginning on the effective date (the "Effective Date") of a registration statement covering the Shares (the "Registration Statement") filed with the Securities and Exchange Commission ("SEC"), at an exercise price of $1.00 per Share, subject to adjustment in accordance with paragraph 7 of hereof.

     (b) Redemption. Commencing on the Effective Date, VerticalBuyer may, at its option, redeem the Warrant in whole, but not in part, for a redemption price of $100, on not less than 30 days' notice to CSPI. The right to redeem the Warrant may be exercised by VerticalBuyer during the Exercise Period only in the event that (i) the closing price on the market on which the Shares trade as defined in paragraph 7(e) is at least $2.00 subject to adjustment for stock splits and combinations and similar events for 20 consecutive trading days; (ii) the registration statement (including any post-effective amendment thereto is effective with the SEC, which registration statement would enable CSPI to exercise the Warrant and sell the underlying Shares; without reservation (iii) any notice of the call for redemption is given  not  more  than  10  business  days  after  the  period  of  20 consecutive trading days referred to in (i) above; and (iv) the expiration of the 30 day notice period is within the Exercise Period. In the event VerticalBuyer exercises its right to redeem the Warrant, the Expiration Date will be deemed to be, and the rights under the Warrant will be exercisable until the close of business on, the date fixed for redemption in such notice. If any Warrant called for redemption is not exercised by such time, it will cease to be exercisable and CSPI will be entitled only to the redemption price.

2.   EXERCISE PROCEDURE

     The Warrant may be exercised at any time within the period above specified, in whole or in part, by

     (i) the surrender of the Warrant, with the purchase form (the "Purchase Form") at the end hereof properly executed, at the principal executive office of VerticalBuyer, at the office of Olde Monmouth Stock Transfer, Inc., 77 Memorial Parkway (Suite 101), Atlantic Highlands, New Jersey 07716 (the "Warrant Agent") (or such other office or agency as VerticalBuyer may designate by notice in writing to CSPI at the address of CSPI appearing on its books); and

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     (ii) payment to  VerticalBuyer of the Exercise Price then in effect for the number of Shares specified in the Purchase Form together with applicable stock transfer taxes, if any; and

          The Warrant shall be deemed to have been exercised, in whole or in part to the extent specified, immediately prior to the close of business on the date it is surrendered and payment is made in pursuant to this paragraph, and the person or persons in whose name or names the certificates for Shares shall be issuable upon such exercise shall become the holders as of that date. The certificates for the Shares so purchased shall be delivered to the holder(s) within a reasonable time after the Warrant shall have been exercised.

3.   TRANSFER

     The Warrant is issued under Regulation D to the United States Securities Act of 1933, as amended (the "1933 Act"), and shall not be transferred, sold, assigned, or hypothecated except pursuant to an effective registration statement under the 1933 Act or an exemption therefrom. Any such assignment shall be effected by CSPI by

     (i)  executing the form of assignment at the end hereof and

     (ii) surrendering the Warrant for cancellation at the office or agency of VerticalBuyer referred to in paragraph 2 hereof,

     whereupon VerticalBuyer shall issue, in the name(s) specified by CSPI ("Transferee(s)") and, which may include CSPI, new Warrant of like tenor representing in the aggregate rights to purchase the same number of Shares as are purchasable hereunder.

4.   UNDERLYING SHARES OF COMMON STOCK

     VerticalBuyer covenants and agrees that all Shares which may be issued upon exercise of the Warrants will, upon issuance, be duly and validly issued, fully paid and nonassessable. VerticalBuyer further covenants and agrees that during the periods within which the Warrant may be exercised, VerticalBuyer will at all times have authorized and reserved a sufficient number of Shares to provide for the exercise of the Warrant.

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5.   NO ENTITLEMENT

     The Warrant shall not entitle CSPI to any voting, dividend, or other rights as a stockholder of VerticalBuyer.

6.   REGISTRATION STATEMENT AND INDEMNIFICATION

     VerticalBuyer will perform and carry out its obligations under that certain Registration Rights Agreement by and between VerticalBuyer and CSPI, of even date herewith

7.   ADJUSTMENT

     The Exercise Price in effect at any time and the number and kind of securities purchasable upon the exercise of the Warrant shall be subject to adjustment from time to time upon the happening of certain events as follows:

     (a) In case VerticalBuyer shall (i) declare a dividend or make a distribution on its outstanding Shares, (ii) subdivide or reclassify its outstanding shares of into a greater number of shares, or (iii) combine or reclassify its outstanding shares into a smaller number of shares, the Exercise Price in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision, combination or reclassification shall be adjusted so that it shall equal the price determined by multiplying the Exercise Price by a fraction, the denominator of which shall be the number of shares outstanding after giving effect to such action, and the numerator of which shall be the number of shares outstanding immediately prior to such action.

     (b) In case VerticalBuyer shall fix a record date for the issuance of rights or warrants to all holders of its common stock entitling them to subscribe for or purchase Shares (or securities convertible into common stock) at a price (the "Subscription Price") (or having a conversion price per share) less than the current market price of the Shares (as defined in Subsection (e) below) on the record date mentioned below, the Exercise Price shall be adjusted so that the same shall equal the price determined by multiplying the number of shares then comprising underlying Shares by the product of the Exercise Price in effect immediately prior to the date of such issuance multiplied by a fraction, the numerator of which shall be the sum of the number of Shares outstanding on the record date mentioned below and the number of additional Shares which the aggregate offering price of the total number of Shares so offered (or the aggregate conversion price of the convertible securities so offered) would purchase at such current market price per share of its common stock, and the denominator of which shall be the sum of the number of Shares outstanding on such record date and the number of additional Shares offered for subscription or purchase (or into which the convertible securities so offered are convertible). Such adjustment shall be made successively whenever such rights or warrants are issued and shall become effective immediately after the record date for the determination of shareholders entitled to receive such rights or warrants; and to the extent that Shares are not delivered (or securities convertible into its common stock are not delivered) after the expiration of such rights or warrants the Exercise Price shall be readjusted to the Exercise Price which would then be in effect had the adjustments made upon the issuance of such rights or warrants been made upon the basis of delivery of only the number of Shares (or securities convertible into its common stock actually delivered).

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     (c)  In case VerticalBuyer shall hereafter distribute to the holders of its common stock evidences of its indebtedness or assets (excluding cash dividends or distributions and dividends or distributions referred to in Subsection (a) above) or subscription rights or warrants (excluding those referred to in Subsection (b) above), then in each such case the Exercise Price in effect thereafter shall be determined by multiplying the number of shares then comprising an Shares by the product of the Exercise Price in effect immediately prior thereto multiplied by a fraction, the numerator of which shall be the total number of Shares outstanding multiplied by the current market price of the Shares (as defined in Subsection (e) below), less the fair market value (as determined by VerticalBuyer's Board of Directors) of the assets or evidences of indebtedness so distributed or of such rights or warrants, and the denominator of which shall be the total number of Shares outstanding multiplied by such current market price per share of its common stock. Such adjustment shall be made successively whenever such a record date is fixed. Such adjustment shall be made whenever any such distribution is made and shall become effective
          immediately   after  the  record   date  for  the   determination   of
          shareholders entitled to receive such distribution.

     (d) Whenever the Exercise Price payable upon exercise of the Warrant is adjusted pursuant to Subsections (a), (b) or (c) above, the number of Shares purchasable upon exercise of the Warrant shall simultaneously be adjusted by multiplying the number of Shares initially issuable upon exercise of the Warrant by the Exercise Price in effect on the date hereof and dividing the product so obtained by the Exercise Price, as adjusted.

     (e) For the purpose of any computation under Subsections (b) or (c) above, the current market price per share of its common stock at any date shall be deemed to be the average of the daily closing prices for 20 consecutive business days before such date. The closing price for each day shall be the last sale price regular way or, in case no such reported sale takes place on such day, the average of the last reported bid and asked prices regular way, in either case on the principal national securities exchange on which its common stock is admitted to trading or listed, or if not listed or admitted to trading on such exchange, the average of the highest reported bid and lowest reported asked prices as reported by NASDAQ, or if not listed or admitted to trading on such market, than the Over the Counter Bulletin Board ("OTCBB") or other similar organization if the OTCBB is no longer reporting such information, or if not so available, the fair market price as determined by the Board of Directors.

     (f) All calculations under this Section 8 shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be. Anything in this Section 8 to the contrary notwithstanding, VerticalBuyer shall be entitled, but shall not be required, to make such changes in the Exercise Price, in addition to those required by this Section 8, as it shall determine, in its sole discretion, to be advisable in order that any dividend or distribution in Shares, or any subdivision, reclassification or combination of its common stock, hereafter made by VerticalBuyer shall not result in any Federal Income tax liability to the holders of its common stock or securities convertible into its common stock.

     (g)  Whenever  the  Exercise  Price  is  adjusted,   as  herein   provided,
          VerticalBuyer shall promptly, but no later than 10 days after any request for such an adjustment by CSPI, cause a notice setting forth the adjusted Exercise Price and adjusted number of Shares issuable upon exercise of the Warrant and, if requested, information describing the transactions giving rise to such adjustments, to be mailed to CSPI, at the address set forth herein, and shall cause a certified copy thereof to be mailed to its transfer agent, if any. VerticalBuyer may retain a firm of independent certified public accountants selected by its board of directors (which may be the regular accountants employed by VerticalBuyer) to make any computation required by this
          Section 8, and a certificate signed by such firm shall be conclusive evidence of the correctness of such adjustment.

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     (h)  In the event  that at any  time,  as a result  of an  adjustment  made pursuant to Subsection (a) above, CSPI thereafter shall become entitled to receive any shares of VerticalBuyer, other than its common stock, thereafter the number of such other shares so receivable upon exercise of the Warrant shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to
          the  provisions   with  respect  to  its  common  stock  contained  in
          Subsections (a) to (g), inclusive above.

8.       APPLICABLE LAW

     The Warrant shall be governed by and in accordance with the laws of the State of Massachusetts applied to contracts made and before within the State of Massachusetts.

     IN WITNESS WHEREOF, VerticalBuyer, Inc., has caused the Warrant to be signed by its duly authorized officer under its corporate seal, and the Warrant to be dated the date first above written.



         VERTICALBUYER, INC.               CSP INC.

         By:                               By:
            ---------------------              ------------------------------
             Tim Rose, President               Alexander Lupinetti, President



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                                  TRANSFER FORM


                (To be signed only upon transfer of the Warrant)



     For value received, the undersigned hereby sells, assigns, and transfers unto -------------------------------- the right to purchase Shares of the Common Stock of VerticalBuyer, Inc., in the numbers set forth below represented by the foregoing Warrant to the extent of ------------ shares and appoints --------------------- as attorney-in-fact to transfer such rights on the books of VerticalBuyer, Inc., with full power of substitution in the premises.


Dated:

Name:

Signature:

Address:




In the presence of:








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                                  PURCHASE FORM


                   (To be signed only upon exercise of option)


     THE UNDERSIGNED, the holder of the foregoing Warrant (the "Warrant"), hereby irrevocably elects to exercise the purchase rights represented by the Warrant for, and to purchase thereunder, ---------- shares of the common stock, $.001 par value ("Shares") of VerticalBuyer, Inc., exercisable for a period of one year after the date of an effective registration statement relating to the Shares underlying the Warrant makes payment of $---------- therefor, and requests that the certificates for the Shares be issued in the name(s) of, and delivered as follows:



         Name(s)

         Address:





         Dated:






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